Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Dan Bachus
Chief Financial Officer
Grand Canyon Education, Inc.
602-639-6648
dbachus@gcu.edu
Media Contact:
Bill Jenkins
Grand Canyon Education, Inc.
602-639-6678
bjenkins@gcu.edu
GRAND CANYON EDUCATION, INC. REPORTS
THIRD QUARTER 2010 RESULTS
Grand Canyon Education’s Third Quarter Net Revenue up 49.7 Percent; Enrollment up 23.6 Percent;
Operating Income up 231 Percent; Net Income up 270 Percent
ARIZONA, November 9, 2010—Grand Canyon Education, Inc. (NASDAQ: LOPE), a regionally accredited provider of online and campus-based post-secondary education services, today announced financial results for the quarter ended September 30, 2010.
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Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
For the three months ended September 30, 2010:
•	Net revenue increased 49.7% to $98.9 million for the third quarter of 2010, compared to $66.1 million for the third quarter of 2009.

•	At September 30, 2010, our enrollment was approximately 42,300, an increase of 23.6% from our enrollment of approximately 34,200 at September 30, 2009.

•
Operating income for the third quarter of 2010 was $22.1 million, an increase of 231% as compared to $6.7 million for the same period in 2009. The operating margin for the third quarter of 2010 was 22.4%, compared to 10.1% for the same period in 2009. Excluding the estimated litigation loss, operating income was $11.9 million and operating margin was 18.0% for the three months ended September 30, 2009.

•
During the third quarter of 2009, an estimated litigation loss of $5.2 million was recorded for the settlement of the qui tam lawsuit. In the third quarter of 2010, the settlement was approved by the United States District Court for the District of Arizona, but that decision is currently subject to appeal.

•	Adjusted EBITDA increased 76.6% to $26.8 million for the third quarter of 2010, compared to $15.1 million for the same period in 2009.

•
The tax rate in the third quarter of 2010 was 41.3% compared to 46.0% in the third quarter of 2009. The higher effective tax rate in the third quarter of 2009 was primarily attributable to the potential impact of the estimated litigation loss for the qui tam settlement, which may not be fully deductible.

•	Net income increased 270% to $12.9 million for the third quarter of 2010, compared to $3.5 million for the same period in 2009.

•
Diluted net income per share was $0.28 for the third quarter of 2010, compared to $0.08 for the same period in 2009. Excluding the estimated litigation loss of $5.2 million, net of taxes of $1.7 million, diluted net income per share was $0.15 for the third quarter of 2009.

For the nine months ended September 30, 2010:
•	Net revenue increased 54.9% to $285.8 million, compared to $184.4 million for the same period in 2009.

•
Operating income for the nine months ended September 30, 2010 was $62.2 million, an increase of 117% as compared to $28.7 million for the same period in 2009. The operating margin for the nine months ended September 30, 2010 was 21.8%, compared to 15.6% for the same period in 2009. Excluding the estimated litigation loss, operating income was $33.9 million and operating margin was 18.4% for the nine months ended September 30, 2009.

•
During the nine months ended September 30, 2009, an estimated litigation loss of $5.2 million was recorded for the settlement of the qui tam lawsuit. In the third quarter of 2010, the settlement was approved by the United States District Court for the District of Arizona, but that decision is currently subject to appeal.

•	Adjusted EBITDA increased 77.3% to $74.7 million for the nine months ended September 30, 2010, compared to $42.1 million for the same period in 2009.

•	The tax rate for the nine months ended September 30, 2010 was 40.4% compared to 41.3% for the same period in 2009.

•	Net income increased 127% to $36.8 million for the nine months ended September 30, 2010, compared to $16.2 million for the same period in 2009.

•
Diluted net income per share was $0.79 for the nine months ended September 30, 2010, compared to $0.36 for the same period in 2009. Excluding the estimated litigation loss, net of taxes, diluted net income per share was $0.43 for the nine months ended September 30, 2009.

Balance Sheet and Cash Flow
As of September 30, 2010, the Company had unrestricted cash, cash equivalents and marketable securities of $50.5 million compared to $63.1 million as of December 31, 2009 and restricted cash, cash equivalents and investments at September 30, 2010 and December 31, 2009 of $55.9 million and $3.2 million, respectively.
The Company generated $80.5 million in cash from operating activities in the nine months ended September 30, 2010 compared to $66.8 million in the same period of 2009. Cash provided by operating activities in the nine months ended September 30, 2010 resulted from our net income plus non cash charges for bad debts, depreciation and amortization and improvement in our working capital management.
A significant portion of our net revenue is derived from tuition financed by the Title IV programs. Federal regulations dictate the timing of disbursements under the Title IV programs. Under the BBAY financial aid system, loan funds are generally provided by the Federal Direct Loan Program in two disbursements for each academic year. The disbursements are usually received two to four weeks into the first course of a payment period. These factors, together with the timing of students beginning their programs, affect our operating cash flow. In a term-based Title IV environment, Title IV disbursements are generally based on three academic terms per year and institutions operating on this basis are generally allowed to bring in up to 33% of a student’s academic year financial aid at the start of each term, with the majority of such amounts being treated as unrestricted cash and deferred revenue (or a student deposit liability depending on if the course had begun or not) until the revenue is recognized. In a non-term, borrower-based environment, Title IV disbursements are generally based on a 24-credit academic year/12-credit payment period for undergraduate students and a 12-credit academic year/6-credit payment period for graduate students. Institutions operating on this basis are generally allowed to bring in up to 50% of a student’s academic year financial aid at the start of a program. If this financial aid is received for courses that have begun, then it is treated as unrestricted cash and deferred revenue until the revenue is recognized. If the financial aid is received for courses that have not yet begun, then it is treated as restricted cash and a student deposit liability. As a result of our move to BBAY, we receive a greater proportion of student financial aid prior to the time courses have begun, which has resulted in the shift of unrestricted cash to restricted cash and caused a significant increase in the restricted cash amount between December 31, 2009 and September 30, 2010.
Cash used in investing activities was $91.7 million and $53.0 million for the nine months ended September 30, 2010 and 2009, respectively. Cash used in investing activities in 2010 is primarily due to an increase in restricted cash during the second and third quarters of 2010 as a result of our transition from a term-based financial aid system to a non-term borrower based system (“BBAY”) in April 2010. Other capital expenditures of $39.6 million in 2010 primarily consisted of purchases of computer equipment and software costs to complete our transition from Datatel to CampusVue and Great Plains, other internal use software projects, furniture and equipment to support our increasing employee base and headcount and ground campus building projects to support our increasing traditional ground student enrollment. In 2009, cash used in investing activities was primarily the result of our acquisition on April 28, 2009 of the land and buildings that comprise our ground campus for $35.5 million, in addition to the $18.9 million of capital expenditures which primarily consisted of computer equipment, leasehold improvements, and office furniture and fixtures to support our increasing employee headcounts.
Cash used in financing activities was $0.9 million and cash provided by financing activities was $24.7 million for the nine months ended September 30, 2009. During 2010 principal payments on notes payable and capital lease obligations and the repurchase of our common stock were offset by proceeds from the exercise of stock options and the excess tax benefits from share-based compensation. During 2009, the proceeds from our loan agreement were partially offset by the repurchase of shares of our common stock in connection with the campus repurchase.
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Grand Canyon Education, Inc. Reports Third Quarter 2009 Results
Fourth Quarter 2010 Outlook
•	We expect enrollment to be between 43,000 and 45,000 students at December 31, 2010.

•	We expect net revenue growth of approximately 34% to 37%, to be between $104 million and $106 million.

•	We expect diluted net income per share will be between $0.31 and $0.33 per share.
2011 Annual Outlook
•	We expect enrollment to be between 51,600 and 54,000 students at December 31, 2011.

•	We expect net revenues to be between $500 million and $510 million.

•	We expect diluted net income per share will be in the range of $1.30 to $1.50 per share.
Forward-Looking Statements
This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; expectations that regulatory developments or other matters will not have a material adverse effect on our financial position, results of operations, or liquidity; statements concerning projections, predictions, expectations, estimates, or forecasts as to our business, financial and operational results, and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.
Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; any adverse results arising from the investigation by the Department of Educations’ Office of Inspector General that was originally initiated in connection with the qui tam action; the outcome of the pending appeal of the settlement of the qui tam action, and possible remedial actions or other liability in excess of the settlement amount resulting therefrom; the results of the ongoing program review being conducted by the Department of Education of our compliance with Title IV program requirements, and possible fines or other administrative sanctions resulting therefrom; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations or otherwise, affecting us or other companies in the for-profit postsecondary education sector; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards including pending rulemaking by the Department of Education; our ability to hire and train new, and develop and train existing, enrollment counselors; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our loan agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; potential decreases in enrollment, the payment of refunds or other negative impacts on our operating results as a result of our change from a “term-based” financial aid system to a “borrower-based, non-term” or “BBAY” financial aid system; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects in our core disciplines; and other factors discussed in reports on file with the Securities and Exchange Commission.
Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
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Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
Conference Call
Grand Canyon Education, Inc. will discuss its third quarter 2010 results and 2010 outlook during a conference call scheduled for today, November 9, 2010 at 5:00 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-815-5362 (domestic and Canada) or 706-679-7806 (international), passcode 19879121 at 4:50 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.
A replay of the call will be available approximately two hours following the conclusion of the call through November 8, 2011, at 800-642-1687 (domestic) or 706-645-9291 (international), passcode 19879121. It will also be archived at www.gcu.edu in the investor relations section for 60 days.
About Grand Canyon Education, Inc.
Grand Canyon Education, Inc. is a regionally accredited provider of postsecondary education services focused on offering graduate and undergraduate degree programs in its core disciplines of education, business, and healthcare. In addition to its online programs, it offers programs at its traditional campus in Phoenix, Arizona and onsite at the facilities of employers. Approximately 42,300 students were enrolled as of September 30, 2010. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

*
Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission of the North Central Association of Colleges and Schools (NCA), http://www.ncahlc.org. Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Income Statements
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share amounts)	2010	2009	2010	2009

Net revenue	$98,946	$66,084	$285,794	$184,448
Costs and expenses:
Instructional costs and services	35,923	23,466	103,904	61,845
Selling and promotional, including $2,702 and $1,928 for the three months ended September 30, 2010 and 2009, respectively, and $7,694 and $5,319 for the nine months ended September 30, 2010 and 2009, respectively, to related parties	28,103	22,095	83,955	62,396
General and administrative	12,681	8,556	35,234	26,077
Estimated litigation loss	—	5,200	—	5,200
Exit costs	27	—	232	—
Royalty to former owner	74	74	222	222

Total costs and expenses	76,808	59,391	223,547	155,740

Operating income	22,138	6,693	62,247	28,708
Interest expense	(176)	(276)	(682)	(1,363)
Interest income	33	43	131	272

Income before income taxes	21,995	6,460	61,696	27,617
Income tax expense	9,077	2,969	24,902	11,408

Net income	$12,918	$3,491	$36,794	$16,209

Net income per common share:
Basic	$0.28	$0.08	$0.80	$0.36

Diluted	$0.28	$0.08	$0.79	$0.36

Shares used in computing net income per common share:
Basic	45,746	44,783	45,715	45,032

Diluted	46,351	45,099	46,413	45,322

Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Adjusted EBITDA
In addition to our GAAP results, we use Adjusted EBITDA as a supplemental measure of our operating performance and as part of our compensation determinations. Adjusted EBITDA is not required by or presented in accordance with GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity.
We define Adjusted EBITDA as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) royalty payments incurred pursuant to an agreement with our former owner that has been terminated as of April 15, 2008; (ii) contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, which we typically make in the fourth quarter of a fiscal year; (iii) estimated litigation losses, if any; (iv) exit costs, if any; (v) and share-based compensation.
We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. Royalty expenses paid to our former owner, contributions made to Arizona school tuition organizations in lieu of the payment of state income taxes, estimated litigation losses, exit costs, and share-based compensation are not considered reflective of our core performance. We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.
In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that it does not reflect:
•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	the cost or cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.
In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure, for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited, in thousands)
Net income	$12,918	$3,491	$36,794	$16,209
Plus: interest expense net of interest income	143	233	551	1,091
Plus: income tax expense	9,077	2,969	24,902	11,408
Plus: depreciation and amortization	3,168	2,322	8,329	5,560

EBITDA	25,306	9,015	70,576	34,268

Plus: royalty to former owner	74	74	222	222
Plus: estimated litigation loss	—	5,200	—	5,200
Plus: exit costs	27	—	232	—
Plus: share-based compensation	1,347	862	3,685	2,439

Adjusted EBITDA	$26,754	$15,151	$74,715	$42,129

Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Balance Sheets

	September 30,	December 31,
	2010	2009
(In thousands, except par value)	(Unaudited)
ASSETS:
Current assets
Cash and cash equivalents	$50,471	$62,571
Restricted cash, cash equivalents and investments (of which $170 is unrestricted at December 31, 2009)	55,875	3,403
Accounts receivable, net of allowance for doubtful accounts of $11,412 and $7,553 at September 30, 2010 and December 31, 2009, respectively	32,722	13,802
Deferred income taxes	9,204	6,685
Other current assets	4,802	3,785

Total current assets	153,074	90,246
Property and equipment, net	107,169	67,370
Investments	—	360
Prepaid royalties	6,762	7,311
Goodwill	2,941	2,941
Deferred income taxes	7,948	5,956
Other assets	3,648	554

Total assets	$281,542	$174,738

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$21,659	$8,762
Accrued compensation and benefits	12,990	11,898
Accrued liabilities	11,062	6,205
Accrued estimated litigation loss	5,200	5,200
Accrued exit costs	287	832
Income taxes payable	1,608	2,261
Student deposits	52,823	18,055
Deferred revenue	15,158	5,149
Due to related parties	4,758	1,174
Current portion of capital lease obligations	1,333	751
Current portion of notes payable	2,104	2,105

Total current liabilities	128,982	62,392
Capital lease obligations, less current portion	334	868
Notes payable, less current portion and other	25,121	25,450

Total liabilities	154,437	88,710

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at September 30, 2010 and December 31, 2009	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 45,782 and 45,658 shares issued and 45,732 and 45,658 shares outstanding at September 30, 2010 and December 31, 2009, respectively	458	457
Treasury stock, at cost, 50 and 0 shares of common stock at September 30, 2010 and December 31, 2009, respectively	(782)	—
Additional paid-in capital	75,607	70,100
Accumulated other comprehensive loss	(587)	(144)
Accumulated earnings	52,409	15,615

Total stockholders’ equity	127,105	86,028

Total liabilities and stockholders’ equity	$281,542	$174,738

Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
GRAND CANYON EDUCATION, INC.
Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
(In thousands)	2010	2009

Cash flows provided by operating activities:
Net income	$36,794	$16,209
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	3,685	2,439
Excess tax benefits from share-based compensation	(675)	(64)
Amortization of debt issuance costs	48	36
Provision for bad debts	16,347	9,931
Depreciation and amortization	8,551	5,782
Non-capitalizable system conversion costs	4,013	—
Estimated litigation loss	—	5,200
Exit costs	(545)	—
Deferred income tax benefit	(4,163)	(2,575)
Other	(67)	(14)
Changes in assets and liabilities:
Accounts receivable	(39,280)	(16,066)
Prepaid expenses and other	(3,578)	827
Due to/from related parties	3,584	1,913
Accounts payable	5,317	4,240
Accrued compensation, benefits and liabilities	5,949	8,909
Income taxes payable	(223)	1,711
Deferred revenue and student deposits	44,777	28,333

Net cash provided by operating activities	80,534	66,811

Cash flows used in investing activities:
Capital expenditures	(39,595)	(18,881)
Purchase of campus land and buildings	—	(35,505)
Change in restricted cash and cash equivalents	(52,603)	1,403
Proceeds from sale or maturity of investments	487	—

Net cash used in investing activities	(91,711)	(52,983)

Cash flows (used in) provided by financing activities:
Principal payments on notes payable and capital lease obligations	(2,209)	(1,693)
Proceeds from debt	—	25,547
Debt issuance costs	—	(317)
Repurchase of common shares and treasury stock	(782)	(14,495)
Net proceeds from issuance of common stock	—	14,888
Excess tax benefits from share-based compensation	675	64
Net proceeds from exercise of stock options	1,393	696

Net cash (used in) provided by financing activities	(923)	24,690

Net (decrease) increase in cash and cash equivalents	(12,100)	38,518
Cash and cash equivalents, beginning of period	62,571	35,152

Cash and cash equivalents, end of period	$50,471	$73,670

Supplemental disclosure of cash flow information
Cash paid for interest	$533	$1,546
Cash paid for income taxes	$29,528	$11,980
Supplemental disclosure of non-cash investing and financing activities
Purchase of equipment through capital lease obligations	$625	$2,116
Purchases of property and equipment included in accounts payable	$7,580	$763
Settlement of capital lease obligation	$—	$30,020
Tax benefit of Spirit warrant intangible	$160	$271

Grand Canyon Education, Inc. Reports Third Quarter 2010 Results
The following is a summary of our student enrollment at September 30, 2010 and 2009 (which included less than 300 students pursuing non-degree certificates) by degree type and by instructional delivery method:

	September 30, 2010		September 30, 2009
	# of Students	% of Total	# of Students	% of Total
Graduate degrees (1)	18,128	42.9%	15,202	44.4%
Undergraduate degree	24,158	57.1%	19,016	55.6%

Total	42,286	100.0%	34,218	100.0%

	September 30, 2010		September 30, 2009
	# of Students	% of Total	# of Students	% of Total
Online (2)	38,593	91.3%	31,160	91.1%
Ground (3)	3,693	8.7%	3,058	8.9%

Total	42,286	100.0%	34,218	100.0%

(1)	Includes 977 and 315 students pursuing doctoral degrees at September 30, 2010 and 2009, respectively.

(2)	As of September 30, 2010 and 2009, 45.5% and 46.6%, respectively, of our Online students are pursuing graduate degrees.

(3)	Includes both our traditional on-campus students, as well as our professional studies students.